Exhibit 1

Abcam To Announce H1 Trading Update and Host Conference Call and Webcast on 11 January 2020

Cambridge, UK, December 21, 2020 – Abcam plc (LSE: ABC; Nasdaq: ABCM, “Abcam”) announces that it will release an unaudited trading update ahead of its results for the six months ended 31 December 2020 at 1200 GMT on Monday 11 January 2021.

Management will host a conference call and webcast on the same day to discuss the update.

Access to the discussion may be obtained as follows:

Time:	0900 EST / 1400 GMT
Date:	January 11, 2020
Dial-in:	United Kingdom 0800 640 6441 / (Local) 020 3936 2999 United States +1 855 9796 654 / (Local) +1 646 664 1960 All other locations +44 20 3936 2999
Conference ID:	152030
Webcast:	https://www.incommglobalevents.com/registration/client/6443/abcam-call/

Abcam will report its Interim Results for the six months ended 31 December 2020 on 8 March 2021.

For further information please contact:

James Staveley, VP, Investor Relations

+ 44 (0) 1223 696 000

james.staveley@abcam.com

About Abcam plc

As an innovator in reagents and tools, Abcam’s purpose is to serve life science researchers globally to achieve their mission, faster. Providing the research and clinical communities with tools and scientific support, the Group offers highly validated antibodies and assays to address important targets in critical biological pathways.

Already a pioneer in data sharing and ecommerce in the life sciences, Abcam’s ambition is to be the most influential company in life sciences by helping advance global understanding of biology and causes of disease, which, in turn, will drive new treatments and improved health.

Abcam’s worldwide customer base of approximately 750,000 life science researchers uses Abcam’s antibodies, reagents, biomarkers and assays. By actively listening to and collaborating with these researchers, the Group continuously advances its portfolio to address their needs. A transparent programme of customer reviews and datasheets, combined with an industry-leading validation initiative, gives researchers increased confidence in their results.

Founded in 1998 and headquartered in Cambridge, UK, the Company sells to more than 130 countries. Abcam was admitted to AIM in 2005 (AIM: ABC).

Please visit www.abcam.com or www.abcamplc.com to find out more.